Exhibit 99.1
To Our Shareholders:
Last year was by far the most successful in Meteretek Technologies’ sixteen-year history: our revenues grew to $120.4 million from $47.3 million in 2005, and our net income grew to $11.7 million from $2.3 million, with fully diluted earnings per share of $0.71 compared to $0.18 in 2005. These results reflect above all the performance of PowerSecure, our largest subsidiary whose 2006 revenues of $99.5 million accounted for 83% of our total revenues.
Complementing this record operating performance — which would not have happened without the efforts of the entire Metretek family — was the strongest balance sheet in the company’s history: at December 31, 2006, we had stockholders’ equity of $58 million, $16 million in cash and cash equivalents, and $39 million in working capital — more than enough, we believe, to fund the continuing growth of PowerSecure and our other businesses.
It is clear that PowerSecure — whose extraordinary success is due in no small part to Sidney Hinton, its president and chief executive officer — will be the driving force behind Metretek’s growth well into the next decade. It is Sidney, who, shortly after joining us in May 2000, conceived the idea of engaging Metretek in the field of distributed generation. And it is Sidney, and the people he has been able to attract, who effectively provided Brad Gabbard, with whom I co-founded Metretek in 1991, and me with an opportunity to put the management of the company in younger but no less capable hands.
The question of succession is among the most difficult faced by a company’s founders and its board of directors, and seldom is it easily addressed. Yet we have succeeded where so many other public companies have not: in a management transition that was surely among the most seamless on record, in April 2007 Sidney, who remains head of PowerSecure, replaced me as president and CEO of Metretek Technologies, and Gary Zuiderveen, who has been with us since 1994 in positions of ever-increasing responsibility, replaced Brad as chief financial officer. Brad and I will remain on the Board until the company’s Annual Meeting of Stockholders in June, when Sidney will be nominated to fill my seat and Basil M. Briggs, one of our independent directors, will replace me as chairman.
In turning the management of the company over to Sidney, the Board acknowledges not only his extraordinary record of accomplishment in building PowerSecure’s business from nothing to almost $100 million in revenues in a mere six years, but more personal characteristics as well: an ability to see opportunities where others do not, and a knack for recruiting talented employees and eliciting from them the very best they have to offer. In a word, leadership. With Sidney at the helm, Metretek and its shareholders can look to the future with excitement and a well-justified sense of optimism.
Sincerely,
W. Phillip Marcum
Chairman

To Our Shareholders:
Much has changed within Metretek since I joined the company seven years ago, as evident in a sixfold increase in revenues and a balance sheet that is now the envy of its peers. One thing, however, has not changed: the founders’ commitment — evident in each of the company’s three operating subsidiaries — to empowering commercial energy consumers in the face of an ever-changing and increasingly complex marketplace.
In conceiving PowerSecure as a provider of turnkey products and services in the emerging field of distributed generation, we were consciously building on this tradition. The timing was excellent, as my arrival at Metretek coincided with an upheaval in the energy marketplace that included growing deregulation and rising energy prices. In this environment, we adopted the premise that virtually every business has an interest in ensuring that it has access to a reliable source of energy at a reasonable price. At the end of the day, we were right. To PowerSecure we have recently added three complementary business units: UtilityEngineering, Inc. and PowerServices, Inc. are designed to meet the needs of our growing list of utility clients, while EnergyLite, Inc. is designed to assist customers in reducing their use of energy through investments in more efficient technologies. In these and similar undertakings, we view ourselves as opportunists in the very best sense of the word.
It’s been said that the harder one works, the luckier one gets. We have indeed worked hard at building the company’s businesses — notably the distributed generation segment — and we have been blessed in being in the right place at the right time. In this endeavor we have been blessed as well with extraordinarily conscientious and hard-working employees who embrace the notion that a company’s most important constituents are its customers. With their energy, passion, and know-how, we have been able to further penetrate existing markets while entering new markets and developing new products and services.
Equally important, especially in the development of PowerSecure’s business, have been the third parties — notably electric utilities themselves — with whom we have collaborated in pursuing our vision of effectively leveling the energy playing field. This has entailed exploring areas of concern common to both producers and consumers of energy, who too often have been cast as adversaries. Here we are proud to call ourselves visionaries, for it is our conviction that only through such cooperative endeavors can one hope to achieve the efficiencies necessary to support a truly rational and effective energy policy. In its own modest way, Metretek remains what it has always been: a company with a mission.
Thanks to the dedication and foresight of Phil Marcum and Brad Gabbard — to whom we all owe a debt of gratitude — Metretek’s future has never been brighter. We consider ourselves blessed to be serving you, our investors, during these exciting times, and we look forward to keeping you apprised of our progress.
Sincerely,
Sidney Hinton
President and Chief Executive Officer

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